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                                                                    Exhibit 99.1

                                 [LETTERHEAD]

                ViroPharma Sells 4,000,000 Shares of Common Stock

Exton, PA, November 15, 2001- ViroPharma Incorporated (Nasdaq: VPHM) today reported that it has entered into an underwriting agreement for the sale by the company of 4,000,000 shares of its common stock under its shelf registration statement. Proceeds to the company from the sale are expected to be approximately $82.8 million before offering expenses. ViroPharma intends to use the net proceeds for the anticipated commercialization of Picovir(TM), including pre-marketing activities; manufacturing of inventory for initial product launch; hiring a sales force and expanding it over time to maximize the company's return in its co-promotion partnership with Aventis Pharmaceuticals, Inc., the North American Pharmaceutical subsidiary of Aventis, S.A., and building the requisite infrastructure; the conduct of clinical trials for Picovir(TM) and advancing its hepatitis C and RSV disease programs; capital expenditures; debt service; potential acquisitions; and general working capital.

Morgan Stanley acted as the sole underwriter in this transaction. The shares were sold to Morgan Stanley which proposes to offer the shares of common stock from time to time for sale in negotiated transactions or otherwise, at varying prices to be determined at the time of each sale.

This offering of the shares of common stock may be made only by means of a prospectus, a copy of which can be obtained from the offices of Morgan Stanley, 1585 Broadway, New York, New York, 10036-8293. An electronic copy of the prospectus will be available on the Securities and Exchange Commission web site at www.sec.gov.
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ViroPharma Incorporated is committed to the commercialization, development and discovery of antiviral pharmaceuticals. ViroPharma is focused on drug development and discovery activities in viral diseases including viral respiratory infection (VRI), hepatitis C and RSV disease. ViroPharma's most advanced product candidate, Picovir(TM), is in clinical development for the treatment of picornavirus diseases, and is the subject of a new drug application
(NDA) that recently was accepted for review by the U.S. Food and Drug Administration for the treatment of VRI in adults. ViroPharma also has product candidates in preclinical and clinical development for the treatment of hepatitis C and RSV diseases.
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This press release contains statements relating to ViroPharma's efforts to commercialize Picovir(TM), and to ViroPharma's other product candidate discovery and development efforts. Neither the FDA nor any other regulatory authority has approved Picovir(TM) for commercialization. There can be no assurance that FDA or other regulatory authority approval for Picovir(TM) will be granted on a timely basis or at all. Even if approved, there can be no assurance that Picovir(TM) will achieve market acceptance. These factors, and other factors that could cause future results to differ materially from the expectations expressed in this press release, include, but are not limited to, those described in ViroPharma's most recent Registration Statement on Form S-3 filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.


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